                                                                     EXHIBIT 5


                                 UNGARETTI & HARRIS
                          3500 THREE FIRST NATIONAL PLAZA
                              CHICAGO, ILLINOIS  60602
                                   (312) 977-4400


October 23, 1998

CenterPoint Properties Trust
1808 Swift Road
Oak Brook, Illinois  60523

Ladies and Gentlemen:

We have acted as counsel to CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of (i) a Registration Statement on Form S-3 of the Company filed with the Securities and Exchange Commission (the "Commission") on April 3, 1998 and declared effective by the Commission on April 13, 1998 (the "Registration Statement"), relating to the registration, under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), of up to $500,000,000 in securities of the Company; and (ii) a supplement dated October 19, 1998 (the "Supplement") to the Registration Statement, relating to the issuance and sale from time to time of up to $250,000,000 aggregate principal amount of the Company's Medium Term Senior Notes (the "Notes"), to be issued pursuant to an Indenture dated as of April 7, 1998 (the "Original Indenture") between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"), as supplemented by the Second Supplemental Indenture dated as of October 23, 1998 between the Company and the Trustee (the "Second Supplemental Indenture"; the Original Indenture as supplemented by the Second Supplemental Indenture being referred to herein as the "Indenture").

In this regard, we have examined:

     a. the declaration of trust, by-laws and organizational documents of the Company;

     b.   certain resolutions adopted by the Company's Board of Trustees;

     c.   the Registration Statement and Supplement;

     d.   the Indenture; and

     e. such other documents as we have deemed relevant for the purpose of rendering the opinions set forth herein, including certifications as to certain matters of fact by responsible officers of the Company and by governmental authorities.

CenterPoint Properties Trust
October 23, 1998
Page -2-


We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

     1. The Indenture has been duly authorized, executed and delivered by the Company and (assuming due execution and delivery by the Trustee) constitutes a valid and legally binding agreement on the part of the Company enforceable against the Company in accordance with its terms; except that the enforceability thereof may be limited by or subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and the Indenture has been qualified under the Trust Indenture Act.

     2. The issuance and sale of the Notes have been duly authorized by the Company; the Notes, when (a) executed and authenticated in accordance with the terms of the Indenture, (b) the terms thereof have been fixed by the Board of Trustees of the Company in conformity with the Indenture, and (c) issued, sold and delivered to and paid for by the Agents in accordance with the terms of the Agreement, will constitute valid and binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture, except (1) to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (2) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claims) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (3) governmental authority to limit, delay or prohibit the making of payments in foreign currency, currency units or composite currencies, outside the United States. For purposes of the foregoing opinion, we assume that at the time of the issuance, sale and delivery of each particular Note there will not have occurred any change in law currently in effect affecting the validity, legally binding character or enforceability of such Note and that the issuance, sale and delivery of such Note, all of the terms of such Note and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restrictions imposed by any court or governmental body having jurisdiction over

CenterPoint Properties Trust
October 19, 1998
Page -3-


the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

We are members of the Bar of the State of Illinois. Our opinion is limited to the laws of the State of Illinois and the general laws of the United States of America. Insofar as our opinion relates to matters of New York law, we have assumed that laws of the State of New York are the same as the laws of the State of Illinois.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is part of the Registration Statement. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

Very truly yours,

/s/  Ungaretti & Harris

Ungaretti & Harris